Exhibit 99.2

Hepion Pharmaceuticals Announces Pricing of Public Offering

EDISON, N.J., February 16, 2021 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), a clinical stage biopharmaceutical company focused on the development of therapeutic drugs for the treatment of liver disease arising from non-alcoholic steatohepatitis ("NASH"), today announced the pricing of its underwritten public offering of 44,200,000 shares of its common stock at a public offering price of $2.00 per share, for gross proceeds of $88.4 million before deducting underwriting discounts, commissions and other offering expenses. All of the shares of common stock are being offered by the Company.

ThinkEquity, a division of Fordham Financial Management, Inc., is acting as sole book-running manager for the offering.

The offering is expected to close on February 18, 2021, subject to satisfaction of customary closing conditions.

Hepion intends to use the net proceeds from the offering to fund research and development activities, as well as for working capital and other general corporate purposes.

A shelf registration statement on Form S-3 (File No. 333-229534), including a base prospectus, was filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 6, 2019 and declared effective on February 19, 2019. The offering is being made only by means of a written prospectus and prospectus supplement. A preliminary prospectus supplement and accompanying prospectus describing the terms of the proposed offering have been filed with the SEC and are available on the SEC’s website at www.sec.gov. A final prospectus supplement and accompanying prospectus related to the offering will be filed with the SEC and made available on the SEC’s website. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may also be obtained, when available, from the offices of ThinkEquity, a division of Fordham Financial Management, Inc., 17 State Street, 22nd Floor, New York, New York 10004, by telephone at (877) 436-3673 or by email at prospectus@think-equity.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Hepion Pharmaceuticals

The Company's lead drug candidate, CRV431, is a potent inhibitor of cyclophilins, which are involved in many disease processes. CRV431 is currently in clinical-phase development for the treatment of NASH, with the potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease. CRV431 has been shown to reduce liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH; and has demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms, in preclinical studies.

Hepion has created a proprietary AI platform, called AI-POWR™, which stands for Artificial Intelligence - Precision Medicine; Omics (including genomics, proteomics, metabolomics, transcriptomics, and lipidomics); World database access; and Response and clinical outcomes. Hepion intends to use AI-POWR™ to help identify which NASH patients will best respond to CRV431, potentially shortening development timelines and increasing the delta between placebo and treatment groups. In addition to using AI-POWR™ to drive its ongoing Phase 2a NASH program, Hepion will use the platform to identify additional potential indications for CRV431 to expand the company's footprint in the cyclophilin inhibition therapeutic space.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals' current expectations and include statements regarding the offering, the expected timing of the closing of the offering and the planned use of proceeds therefrom. Actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, the satisfaction of all conditions to, and the closing of, the offering. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2019 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com